Ober/Kaler
A Professional Corporation

Ober, Kaler, Grimes & Shriver
Attorneys at Law


Offices In
Maryland
Washington, D.C.
Virginia

120 East Baltimore Street
Baltimore, Maryland 21202-1643
410-685-1120  FAX 410-547-0699


                                                May 27, 1997


Scudder International Fund, Inc.
345 Park Place
New York, New York 10154

Gentlemen:

         Scudder International Fund, Inc. ("Scudder") is a corporation organized under the laws of the State of Maryland on June 23, 1975, having its principal place of business in New York, New York.

         We understand that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, Scudder registered an indefinite number of shares of its capital stock, effective December 1, 1980.

         We further understand that, pursuant to the provisions of Rule 24f-2, you are about to file with the Securities and Exchange Commission a notice making definite the registration of 11,978,853 shares of capital stock of Scudder's International Fund Series (the "Shares") sold in reliance upon Rule 24f-2 during the fiscal year ended March 31, 1997.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Charter, By-Laws and records of corporate proceedings of Scudder, and such additional documents, and we have obtained such other certificates, affidavits and advices from officers of Scudder or from public officials, as we have deemed necessary or appropriate for the purpose of this opinion.

         We are of the opinion that all of the Shares were legally and validly issued, and are fully paid and non-assessable. The opinion expressed in the preceding sentence is based upon the assumptions that the consideration received


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Scudder International Fund, Inc.
May 27, 1997
Page 2

by Scudder for each such Share was not less than its net asset value, determined in accordance with the Charter, Bylaws and policies of the Board of Directors, and that all of such Shares were issued on the basis set forth in Scudder's registration statement filed with the Securities and Exchange Commission.

         We express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940 or the securities laws of any state with respect to the issuance of the Shares.

         We consent to your filing this opinion with the Securities and Exchange Commission in connection with the Rule 24f-2 Notice that you are about to file pursuant to the Investment Company Act of 1940.

                                              Sincerely yours,

                                              /s/Ober, Kaler, Grimes & Shriver
                                                 A Professional Corporation